AMENDMENT NO. 1 TO THE
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
CSI COMPRESSCO LP
November 5, 2018
This Amendment No. 1 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of CSI Compressco LP, a Delaware limited partnership (the “Partnership”), dated as of August 8, 2016 (the “Partnership Agreement”), is entered into effective as of November 5, 2018, by CSI Compressco GP Inc., a Delaware corporation (the “General Partner”), as the general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
RECITALS
WHEREAS, the General Partner desires to amend certain provisions in Sections 1.1 and 5.12 of the Partnership Agreement;
WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; provided, however, that any amendment that would change, modify or amend, whether or not such change, modification or amendment would have a material adverse effect on, the rights or preferences of the Series A Preferred Units must be approved by the affirmative vote or prior written consent of the Series A Required Holders as contemplated by Section 13.3(f) of the Partnership Agreement;
WHEREAS, Section 5.12(b)(ii)(E) of the Partnership Agreement provides that the Partnership shall not amend or waive any provision of Section 5.12 or any related definitions set forth in Section 1.1 without the affirmative vote or the prior written consent of the Series A Required Holders; and
WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and the Series A Required Holders have consented in writing to the adoption of this Amendment in accordance with Section 13.3(f) and Section 5.12(b)(ii)(E) of the Partnership Agreement.
NOW, THEREFORE, the General Partner hereby amends the Partnership Agreement as follows:

Section 1. Amendment.

(a)Section 1.1 of the Partnership Agreement is hereby amended to restate the following definition:

“Series A Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be equal to (i) the Series A Issue Price, divided by (ii) the Series A Conversion Price, subject to adjustment as described herein.

“Series A Intrinsic Value” means the product of (i) the number of Series A Conversion Units issuable upon conversion of such Series A Preferred Unitholder's Series A Preferred Units (without regard to any limitation or restriction on conversion of the Series A Preferred Units) and (ii) the greater of (x) the Prior Day Closing Price and (y) $11.43 (as adjusted for any Common Unit Splits occurring after the Series A Subscription Date).

“Series A Issue Price” means $11.43 (as adjusted for any unit dividend, unit distribution, split, combination, reclassification or similar transaction (excluding any Series A Quarterly Distribution), in each case, with respect to the Series A Preferred Units occurring after the Series A Subscription Date).

(b)Section 5.12(b)(ii)(A) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

(A) Except as provided in Section 5.12(b)(iii) below, the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible at the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A Conversion Rate) on each matter with respect to which each Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the holders of Common Units and Series A Preferred Units on an as converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Series A Preferred Units, on an as converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding. In order to determine the voting rights of the Series A Preferred Units held by a Series A Preferred Unitholder, no effect shall be given to any restriction or limitation on conversion other than the Beneficial Ownership Limitation of Section 5.12(b)(iv)(J).

Section 2. Ratification of Partnership Agreement. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
Section 3. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, with all rights and remedies being governed by such laws without regard to the principles of conflicts of law.
(Signature Page Follows)

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Article XIII of the Partnership Agreement, and as of the date first above written.
GENERAL PARTNER:

CSI Compressco GP Inc.

By: /s/ Bass C. Wallace, Jr.
Name:    Bass C. Wallace, Jr.

Title:	General Counsel

SIGNATURE PAGE
AMENDMENT NO. 1 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
CSI COMPRESSCO LP